TECHNE CORPORATION DECLARES DIVIDEND


Minneapolis/October 31, 2013/ -- Techne Corporation (NASDAQ:TECH) announced that its Board of Directors has decided to pay a dividend of $0.31 per share for the quarter ended September 30, 2013. The quarterly dividend will be payable November 25, 2013 to all common shareholders of record on November 12, 2013. Future cash dividends will be considered by the Board of Directors on a quarterly basis.




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Techne Corporation and Subsidiaries (the Company) are engaged in the development, manufacture and sale of biotechnology products and clinical diagnostic controls. These activities are conducted through the Company's two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England.

R&D Systems is a specialty manufacturer of biological products. R&D Systems has four subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, Bionostics Holdings Limited (Bionostics), operating in Devens, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. Bionostics is a leading supplier of control solutions used in point of care blood glucose and blood gas testing.

R&D China and R&D Europe distribute the Company's biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Contact:  Greg Melsen, CFO
          Kathy Backes, Controller
         (612) 379-8854